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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)

                           Einstein/Noah Bagel Corp.
                                (Name of Issuer)

                                  Common Stock
                         (Title of class of securities)

                                    282577105
                                 (CUSIP number)


Check the following box if a fee is being paid with this statement /x/ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).
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CUSIP NO.   282577105                  13G                    PAGE  2 OF 8 PAGES
---------------------                                         ------------------
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       1    NAME OF REPORTING PERSONS

            S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS

                  Morgan Stanley, Dean Witter, Discover & Co.

                               IRS # 39-314-5972
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       2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                          (a) /  /
                                                          (b) /  /

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       3    SEC USE ONLY

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       4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       The state of organization is Delaware.
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 NUMBER OF             5       SOLE VOTING POWER
   SHARES                                    0
BENEFICIALLY           ---------------------------------------------------------
 OWNED BY              6       SHARED VOTING POWER
   EACH                              520,911
 REPORTING             ---------------------------------------------------------
PERSON WITH            7       SOLE DISPOSITIVE POWER
                                             0
                       ---------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER
                                     747,269
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       9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       747,269

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       10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*

--------------------------------------------------------------------------------
       11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           2.31%

--------------------------------------------------------------------------------
       12   TYPE OF REPORTING PERSON*

                       IA, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !
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CUSIP NO.   282577105                   13G                   PAGE 3 OF  8 PAGES
---------------------                                         ------------------

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       1    NAME OF REPORTING PERSONS

            S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS

                     Morgan Stanley Asset Management  Inc.

                     IRS # 13-304-0307
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       2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /  /
                                                               (b) /  /

--------------------------------------------------------------------------------
       3    SEC USE ONLY


--------------------------------------------------------------------------------
       4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     The state of organization is Delaware.

--------------------------------------------------------------------------------
  NUMBER OF          5       SOLE VOTING POWER
   SHARES                                0
BENEFICIALLY         -----------------------------------------------------------
  OWNED BY           6       SHARED VOTING POWER
   EACH                            88,500
 REPORTING           -----------------------------------------------------------
PERSON WITH          7       SOLE DISPOSITIVE POWER
                                         0
                     -----------------------------------------------------------
                     8       SHARED DISPOSITIVE POWER
                                  236,540
--------------------------------------------------------------------------------
       9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     236,540

--------------------------------------------------------------------------------
       10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*

--------------------------------------------------------------------------------
       11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                          .73%

--------------------------------------------------------------------------------
       12   TYPE OF REPORTING PERSON*

                       IA, CO
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT !
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CUSIP NO.  282577105                      13G                  PAGE 4 OF 8 PAGES
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Item 1 (a)                      Name  of  Issuer

                                Einstein/Noah Bagel Corp.

Item 1 (b)                      Address of issuer's principal executive offices

                                14123 Denver West Parkway
                                Golden, CO 80401

Item 2 (a)                      Name of person filing

                           (a)  Morgan Stanley, Dean Witter, Discover & Co.

                           (b)  Morgan Stanley Asset Management Inc.

Item 2 (b)                      Principal business office

                           (a)  1585 Broadway
                                New York, New York 10036

                           (b)  1221 Avenue of the Americas
                                New York, New York 10020

Item 2 (c)                      Citizenship

                                Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item 2 (d)                      Title of class of Securities

                                Common Stock

Item 2 (e)                      Cusip No.

                                282577105

Item 3                     (a)  Morgan Stanley, Dean Witter, Discover & Co. is
                                (e) an Investment Adviser registered under
                                section 203 of the Investment Advisers Act of 1940.

                           (b) Morgan Stanley Asset Management Inc. is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4                          Ownership

                                Incorporated by reference to Items (5) - (9) and
                                (11) of the cover page.
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CUSIP NO. 282577105                   13G                      PAGE 5 OF 8 PAGES
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Item 5                Ownership of 5 Percent or Less of a Class

                      (a) As of the date hereof, Morgan Stanley, Dean Witter, Discover & Co. has ceased to be the beneficial owner of five percent of the class of securities.

                      (b) As of the date hereof, Morgan Stanley Asset Management Inc. has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6                Ownership of More than 5 Percent on Behalf of Another
                      Person

                      Inapplicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                      Inapplicable

Item 8                Identification and Classification of Members of the Group

                      Inapplicable

Item 9                Notice of Dissolution of Group

                      Inapplicable

Item 10               Certification

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
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CUSIP NO.  282577105                      13G                  PAGE 6 OF 8 PAGES
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              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:         July 11, 1997

Signature:    /s/ Donald P. Ryan
              ------------------------------------------------------------------

Name / Title: Donald P. Ryan/Vice President Morgan Stanley Asset Management Inc.
              MORGAN  STANLEY  ASSET  MANAGEMENT  INC.

Date:         July 11, 1997

Signature:    /s/ Bruce Bromberg
              ------------------------------------------------------------------

Name / Title: Bruce Bromberg/Morgan Stanley & Co. Incorporated
              MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.



                     INDEX TO EXHIBITS                         PAGE


EXHIBIT 1     Agreement to Make a Joint Filing                   7



EXHIBIT 2     Secretary's Certificate Authorizing Bruce          8
              Bromberg to Sign on behalf of Morgan
              Stanley, Dean Witter, Discover & Co.